Exhibit (e)(i)(v)

LMIS – LEGG MASON FUNDS

ANTI-MONEY LAUNDERING DELEGATION AGREEMENT

Attachment A

Investment Company	Fund

Legg Mason Tax-Free Income Fund	Legg Mason Investment Counsel Maryland Tax-Free Income Trust

Legg Mason Capital Management Value Trust, Inc.	Legg Mason Capital Management Value Trust

Legg Mason Capital Management Special Investment Trust, Inc.	Legg Mason Capital Management Special Investment Trust

Legg Mason Capital Management Growth Trust, Inc.	Legg Mason Capital Management Growth Trust

Legg Mason Global Trust, Inc.	Legg Mason Batterymarch International Equity Trust Legg Mason Batterymarch Emerging Markets Trust

Legg Mason Investors Trust, Inc.	Legg Mason Capital Management American Leading Companies Trust

Legg Mason Investment Trust, Inc.	Legg Mason Capital Management Opportunity Trust

Legg Mason Charles Street Trust, Inc.	Legg Mason Batterymarch U.S. Small-Cap Equity Portfolio Legg Mason Global Opportunities Bond Fund

Legg Mason Global Asset Management Trust	Legg Mason Manager Select Large Cap Value Fund Legg Mason Manager Select Large Cap Growth Fund Legg Mason International Opportunities Bond Fund Legg Mason Strategic Real Return Fund

Dated as of February 26, 2010